Exhibit 23.12

CONSENT OF ERUDITE STRATEGIES (PTY) LTD.

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132294, No. 333-147214, No. 333-164982, No. 333-173881, No. 333-179827, No. 333-186917, No. 333-193061 and 333-201793) of NextSource Materials Inc. (collectively, the “Registration Statements”), of references to the undersigned’s name and Erudite Strategies (Pty) Ltd.’s name, and to the use of the scientific and technical information (the “Technical Information”), including any reserve or resource estimates, from the technical report titled “Molo Feasibility Study - National Instrument 43-101 Technical Report on the Molo Graphite Project located near the Village of Fotadrevo in the Province of Toliara, Madagascar” dated effective July 13, 2017 (the “Technical Report”), including extracts from or summaries of the Technical Information that are contained in the annual report on Form 10-K of NextSource Materials Inc.

The undersigned further consents to the incorporation by reference in the Registration Statements of the statements attributed to Erudite Strategies (Pty) Ltd. concerning the equivalence of the proven and probable reserves reported in the Technical Report to those that would have been reported had the Technical Report been prepared pursuant to the U.S. Securities and Exchange Commission’s Industry Guide 7 standards.

October 23, 2017

Erudite Strategies (Pty) Ltd.

/S/ J.K. de Bruin

Name: J. K. de Bruin Title: Feasibility Study Manager